Exhibit 99

Media contact:	Investor Relations contact:
Donna Owens Cox	Jason Thompson
tel (804) 327-5292	tel (203) 461-7616

MeadWestvaco Reports Second Quarter Results

RICHMOND, VA – August 1, 2006— MeadWestvaco Corporation (NYSE: MWV) today reported a net loss for the second quarter of $7 million, or $0.04 per share. Included in the second quarter loss is an after-tax restructuring charge of $37 million, or $0.20 per share, primarily related to the permanent shutdown of two previously idled paperboard machines as well as employee termination costs. In addition, the company incurred other one-time after-tax costs of $6 million, or $0.04 per share, related to the company’s cost initiative. Also included in the second quarter loss is an after-tax gain of $13 million, or $0.07 per share, on the sale of a note received as part of the consideration for the sale of the printing and writing papers business in 2005. Excluding these special items, net income for the second quarter of 2006 was $0.13 per share, compared to $0.25 per share in the same quarter last year. Sales in the second quarter were $1.57 billion, essentially unchanged compared to sales in the second quarter of 2005.

Second quarter 2006 results versus second quarter 2005 results reflect higher selling prices and improved mix in bleached paperboard, higher pricing and volumes in coated paperboard as well as improved overall performance in Specialty Chemicals. These improvements were more than offset by higher input and production costs in the U.S. paperboard mills. In addition, as previously announced, the Consumer & Office Products business experienced a greater than anticipated shift of orders into the second half of the year as well as delayed second quarter shipments due to the northeast floods.

“We are executing on the initiatives that will make MeadWestvaco a highly profitable consumer packaging provider to the world’s largest consumer goods companies,” said John A. Luke, Jr., chairman and chief executive officer. “We are aggressively and successfully driving price increases and product mix enhancements across all of our businesses to overcome cost inflation while reshaping our company to perform better for shareholders and customers alike. As we move through the remainder of 2006 and into 2007 our hard work will become increasingly apparent through improved profitability.

“I want to thank all of the employees of MeadWestvaco who have made the opening of our new Richmond, Virginia headquarters successful,” continued Mr. Luke. “Our new location makes our company more productive and it fosters an atmosphere of collaboration and creativity to help move our company forward.”

Quarterly Comparison

In the second quarter 2005 MeadWestvaco reported a loss from continuing operations of $13 million, or $0.06 per share. Included in the loss from continuing operations for 2005 was an after-tax charge for debt retirement of $56 million, or $0.28 per share, and an after-tax restructuring charge of $6 million, or $0.03 per share. MeadWestvaco’s second quarter net loss was $83 million, or $0.41 per share. The net loss for the second quarter of 2005 included a loss from discontinued operations of $70 million, or $0.35 per share.

Outlook

In the third quarter and in the second half of 2006 MeadWestvaco expects solid year-over-year improvement in Packaging profitability. Backlogs in the bleached and coated paperboard mills are stronger compared to the prior year. Seasonal volume growth in conjunction with continued price increases and product mix enhancements in the paperboard mills as well as modest growth in consumer packaging are expected to overcome the cost inflation of raw materials, energy and freight in the second half of 2006. In the third quarter and in the second half of 2006 MeadWestvaco expects the Consumer & Office Products business to record seasonally stronger sales and improved year-over-year operating profits as customers shift their orders to the second half of the year. Specialty Chemicals anticipates continued year-over-year improvement in the third quarter and in the second half of 2006 driven by modest volume growth and cost savings.

Packaging

In the Packaging business, MeadWestvaco’s largest segment, sales of $1.14 billion were up slightly compared to second quarter 2005 sales of $1.13 billion. Segment operating profit totaled $88 million compared to $96 million in the prior year’s second quarter. The positive effects of higher selling prices and improved sales mix at the mills were more than offset by cost inflation in energy and raw materials, higher production costs and by weaker overall results in consumer packaging.

In consumer packaging, performance in the second quarter of 2006 declined compared to the year-ago quarter. Stronger tobacco and personal care converting were more than offset by weaker results in media and beverage packaging converting. Media markets remain challenged due to a lackluster major release schedule, next-generation DVD format conflicts and to higher resin costs. Overall performance of the mills in the second quarter of 2006 declined compared to the year-ago quarter. Prices and mix enhancements were offset by lower bleached board volumes from the previously-announced capacity reduction and higher energy, wood, freight and manufacturing costs.

Consumer & Office Products

In the Consumer & Office Products segment, sales declined 12% to $260 million compared to $297 million in the prior year second quarter. Operating profit was $17 million compared with $33 million in the second quarter of 2005. The decline in sales and operating profit reflect lower sales as customers continued to shift orders into the second half of the year and as other shipments were delayed due to the northeast floods in late June. Lower volumes also reflect the impact of Asian imports, especially for commodity-based products. In addition to lower volumes, higher operating and raw materials costs were only partly offset by a better mix of products sold.

Specialty Chemicals

Second quarter sales for Specialty Chemicals of $131 million increased 13% compared to the second quarter last year. Operating profit for the segment was $19 million, compared with $14 million in the prior year second quarter. The improved segment operating profit was primarily due to better selling prices that offset the cumulative effect of higher raw material and energy costs and lower selling, general and administrative costs.

Other Items

In the quarter, prices for energy, wood, raw materials and freight increased about $30 million over the prior year. Capital spending was $114 million in the first half of the year, compared with $132 million in last year’s first half, and remained well below the level of depreciation for the comparable period.

Cash flow from continuing operations was approximately $180 million for the first half of the year, a 46% increase over the same period last year.

In 2006, the company began to expense stock options in accordance with SFAS No. 123R, Share-Based Payments. The effect of adoption of SFAS No. 123R was an incremental non-cash expense of approximately $4 million in the quarter ended June 30, 2006, and the full year expense is currently estimated to be an incremental non-cash expense of approximately $15 million before taxes.

On July 5, 2006, MeadWestvaco completed its acquisition of Calmar, a leading global manufacturer of high-quality plastic dispensing and spraying systems. Total consideration was $710 million. As previously announced, the company expects Calmar to have minimal impact on its earnings through 2006, but expects it to be accretive to earnings beginning in 2007. The purchase of Calmar was funded with $340 million in short-term loans and with cash on hand.

The tax rate for 2006 is estimated to be approximately 18%, excluding the effects of the Calmar acquisition. The company is currently evaluating the impact of the acquisition on the full year tax rate.

On June 1, 2006, MeadWestvaco paid a regular quarterly dividend of $0.23 per share to stockholders of record at the close of business on May 6, 2006.

Conference Call

MeadWestvaco will broadcast its second quarter analyst conference call today at 11 a.m. (ET), with access available via the Internet and telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. Investors may participate in the live conference call by dialing 1 (888) 276-9995 (toll-free domestic) or 1 (612) 332-0634 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 12:00 noon (ET) today and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 806163.

About MeadWestvaco

MeadWestvaco is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.

Forward-looking Statement

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings expected from the company’s general and administrative cost reduction initiative; the relocation of key corporate functions to a new location; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

-tables follow-

Consolidated statements of operations

In millions, except per share data

(Unaudited)

	Second Quarter ended June 30		First Half ended June 30
	2006	2005	2006	2005
Net sales	$1,570	$1,587	$3,004	$2,960

Cost of sales	1,318	1,302	2,535	2,450
Selling, general and administrative expenses	233	179	427	368
Interest expense	50	54	100	106
Other (income) expense, net	(23)	75	(52)	35

Income (loss) from continuing operations before income taxes	(8)	(23)	(6)	1
Income tax benefit	(1)	(10)	(2)	(3)

Income (loss) from continuing operations	(7)	(13)	(4)	4
Loss from discontinued operations, net of tax	—	(70)	—	(93)

Net loss	$(7)	$(83)	$(4)	$(89)

Income (loss) per share, basic and diluted:
Income (loss) from continuing operations	$(.04)	$(.06)	$(.02)	$.02
Discontinued operations	—	(.35)	—	(.46)

Net loss	$(.04)	$(.41)	$(.02)	$(.44)

Shares used to compute net loss per share[1]:
Basic	180.6	199.9	180.6	202.0
Diluted	180.6	199.9	180.6	203.4

[1]	Impact of dilutive shares not included for the quarters ended June 30, 2006 and 2005, and the first half ended June 30, 2006, as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated balance sheets

In millions (Unaudited)

	At June 30, 2006	At December 31, 2005
Assets
Cash and cash equivalents	$832	$297
Receivables, net	817	922
Inventories	787	714
Other current assets	108	97

Current assets	2,544	2,030

Property, plant, equipment and forestlands, net	4,379	4,487
Prepaid pension asset	1,019	994
Goodwill	565	559
Other assets	722	838

	$9,229	$8,908

Liabilities and shareholders’ equity
Accounts payable	$409	$416
Accrued expenses	642	613
Notes payable and current maturities of long-term debt	348	13

Current liabilities	1,399	1,042

Long-term debt	2,400	2,417
Other long-term obligations	794	814
Deferred income taxes	1,163	1,152
Shareholders’ equity	3,473	3,483

	$9,229	$8,908

Business segment information

In millions (Unaudited)

	Second Quarter ended June 30		First Half ended June 30
	2006	2005	2006	2005
Sales
Packaging	$1,143	$1,138	$2,234	$2,197
Consumer & Office Products	260	297	455	480
Specialty Chemicals	131	116	245	212
Corporate and other [1]	55	53	109	105

Total	1,589	1,604	3,043	2,994
Intersegment eliminations	(19)	(17)	(39)	(34)

Consolidated totals	$1,570	$1,587	$3,004	$2,960

Segment profit (loss)
Packaging	$88	$96	$148	$175
Consumer & Office Products	17	33	12	27
Specialty Chemicals	19	14	28	18
Corporate and other [2]	(132)	(166)	(194)	(219)

Consolidated totals [3]	$(8)	$(23)	$(6)	$1

[1]	Revenue included in Corporate and other includes specialty paper sales and timber sales of the forestry operation, and excludes proceeds from the sale of forestlands.
[2]	Corporate and other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring expenses, pension income, interest expense and income, results for specialty paper and forestry operations and gains on asset sales.
[3]	The consolidated total represents income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

$ in millions after-tax, except Per Share

	2nd Quarter 2006		2nd Quarter 2005
	After-tax	Per Share	After-tax	Per Share
Net Income (Loss)	$(7)	$(0.04)	$(83)	$(0.41)
Discontinued Operations-Papers & related			70	0.35
Debt Retirement			56	0.28
One-time costs	6	0.04
Gain on PIK note	(13)	(0.07)
Restructuring	37	0.20	6	0.03

Net Income (Loss) before Special items	$23	$0.13	$49	$0.25

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